Exhibit 99.1

MediCor Ltd. Announces Acquisition of Laboratoires Eurosilicone S.A.

    LAS VEGAS--(BUSINESS WIRE)--May 19, 2004--Las Vegas-based MediCor Ltd. (OTCBB: MDCR) announced today that it has signed a definitive agreement to acquire Laboratoires Eurosilicone S.A., the third largest manufacturer of breast implants in the world.
    Eurosilicone is a privately owned company located in Apt, France, with sales of medical devices worldwide. The closing of the acquisition is subject to concluding MediCor's financing and other customary conditions.
    Eurosilicone currently distributes its products in approximately 70 countries throughout Europe, Asia, South America and Africa and has 17 percent of the breast implant market outside the United States. The company employs approximately 155 people in its two ISO-certified manufacturing facilities, both of which have additional production capacity, thus enhancing MediCor's ability to meet increased product demand and support new product introductions.
    Eurosilicone develops, manufactures and markets a full range of silicone implants for the aesthetic, plastic and reconstructive surgery markets, including silicone gel and saline-filled breast implants, with both round and anatomical shapes and smooth or unique micro textured surfaces. Eurosilicone also markets a line of external breast prostheses under the Maxima brand sold by its Europrotex division, available in six different shapes and a wide range of sizes. Eurosilicone also manufactures and markets a range of other silicone implants, including tissue expanders, testicular implants, gluteus implants, calf implants, nasal implants, malar implants and chin implants.
    According to Theodore R. Maloney, MediCor Chief Executive Officer, "The acquisition of Eurosilicone, combined with our existing breast implant product pipeline, will immediately position MediCor as the third leading manufacturer and distributor of breast implants worldwide, behind Inamed Corp. (NASDAQ: IMDC) and Mentor Corp. (NYSE:
MNT). This acquisition continues the execution of our long-term strategies of assembling the most experienced management team, acquiring businesses in the existing global aesthetic, plastic and reconstructive and dermatology markets, and then leveraging that position through enhanced marketing programs. We're proud to team up in this effort with the Eurosilicone team, led by the Tourniaire family, which has committed itself to quality, innovation and service, hallmarks of our business strategy."
    MediCor plans on retaining Eurosilicone's current employee base and expanding its operations, which are located in the south of France. Additionally, the founder and current executive management team will continue to be critical and vibrant parts of Eurosilicone's future. In particular, Francois M. Tourniaire has agreed to continue in the position of President Directeur Generale. Maloney added that MediCor also places a high value on the breadth and strength of Eurosilicone's existing third-party distributors worldwide and looks forward to retaining and building upon those relationships.
    MediCor was founded by Chairman of the Board Donald K. McGhan, the founder and former Chairman and Chief Executive Officer of Inamed. Other members of MediCor's management team include former Inamed Chief Operating Officer Jim J. McGhan, who now serves as MediCor's COO; former President of McGhan Medical Corp. (now Inamed Aesthetics), C. Scott Eschbach, Ph.D., who serves as CEO of MediCor Development Corp.; and former Inamed Executive Vice President of Sales and Marketing David G. Barella, who now serves as MediCor's Executive Vice President of international marketing and sales.
    MediCor acquires, develops, manufactures and markets products for medical specialties in aesthetic, plastic and reconstructive surgery and dermatology markets. Products include surgically implantable prostheses for aesthetic, plastic and reconstructive surgery and scar management products. Its products are sold worldwide to hospitals, surgery centers and physicians through various distributors and direct sales personnel. MediCor's strategy is to be the leading integrator of selected international medical device markets, technologies and corporations. To achieve this strategy, MediCor intends to build upon and expand its business lines, primarily in the aesthetic, plastic and reconstructive surgery and dermatology markets. MediCor intends to accomplish this growth through the expansion of existing product lines and offerings and through the acquisition of companies and other assets, including intellectual property rights or distribution rights.

    This release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are based upon the current beliefs and expectations of MediCor's management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements.
    The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: the ability to obtain requisite financing, the risk of instability in the capital markets in the U.S. and internationally, the ability to obtain governmental approvals of the transactions; the ability to satisfy any agreed closing conditions; the risk that the businesses will not be integrated successfully; the risk that cost savings from acquisition transactions may not be realized or may take longer to realize than expected; disruption from transactions making it more difficult to maintain relationships with customers, employees or suppliers; increased competition and its effect on pricing, spending, third-party relationships and revenues; the outcome of certain political and legal proceedings; and the risk of new and changing regulations in the United States and internationally. Additional factors that could cause MediCor's results to differ materially from those described in the forward-looking statements can be found in the 2003 Annual Report on Form 10-KSB, and subsequent Quarterly Reports on Form 10-QSB of MediCor filed with the Securities and Exchange Commission and available at the Securities and Exchange Commission's Internet site (http://www.sec.gov).

    CONTACT: MediCor Ltd., Las Vegas
             Marc S. Sperberg, 702-932-4560